SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14a INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]     Definitive Proxy Statement
[X]     Soliciting Material Pursuant to sec.240.14a-12

Carter-Wallace, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:
Filed by Carter-Wallace, Inc. Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934 Subject Company: Carter-Wallace, Inc. Commission File No. 1-05910

                  On May 8, 2001, Carter-Wallace, Inc., a Delaware corporation, issued the following press release:

FOR IMMEDIATE RELEASE

CARTER-WALLACE AGREES TO SELL COMPANY IN TWO-STEP TRANSACTION

                  NEW YORK – May 8, 2001 – Carter-Wallace, Inc. (NYSE: CAR), announced today that it has entered into definitive agreements for the sale of the Company in a two-step transaction in which stockholders will receive $20.30 per share, subject to a closing tax adjustment. The transaction involves a sale for $739 million in cash, less certain debt outstanding, for the Company’s consumer products business to Armkel, LLC, a partnership of consumer packaged goods company Church & Dwight Co., Inc. (NYSE: CHD) and Kelso & Company LP, a private equity group, and a sale for $408 million of the remaining healthcare business, by means of a merger, to a buying group comprised of MedPointe Capital Partners, L.L.C., The Carlyle Group and The Cypress Group. Upon consummation of the merger, the aggregate consideration is estimated to be $1.121 billion, less the corporate taxes to be paid on the sale of the consumer products business, estimated to be approximately $160 million, would be received by the holders of the Company’s outstanding Common Stock and Class B Common Stock. The tax adjustment to be determined at closing is not expected to be material. Each transaction is conditioned on the other, so one transaction will not be consummated without the other.

                  In connection with the transactions, CPI Development Corporation, a private holding company that controls approximately 83% of the voting power of Carter-Wallace, Inc., has entered into an agreement to vote in favor of the transactions, subject to certain limited exceptions.

                  The asset sale and merger have been approved by the Board of Directors of each party to the agreements and is subject to certain conditions, including a financing condition for each buyer, various regulatory approvals, as well as the approval of Carter-Wallace, Inc. stockholders and other conditions. J.P. Morgan and Houlihan Lokey Howard & Zukin have each rendered written opinions that the $20.30 per share, as adjusted, is fair from a financial point of view to the Carter-Wallace, Inc. stockholders. The parties expect that the transaction should close in the late summer of 2001.

         The Company noted that this transaction is the culmination of a process that began more than a year ago when the Company authorized its financial advisors, J.P. Morgan Securities Inc., to explore a possible sale of the Company to maximize stockholder value. The bids by Armkel, LLC and the MedPointe buyer group were the result of an extensive market search and lengthy auction process. The best bids were selected for each of the businesses after multiple rounds of bidding. The Company also noted that attempts to sell the Company in its entirety to one bidder did not result in any higher offers.

                  Carter-Wallace, Inc. markets toiletries, proprietary drugs, diagnostic specialties, pharmaceuticals and pet products.

                  Carter-Wallace, Inc. will be filing a proxy statement and other relevant documents concerning the asset sale and the merger with the United States Securities and Exchange Commission (the "SEC"). THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Carter-Wallace, Inc. will be available free of charge from the Secretary of Carter-Wallace, Inc. at 1345 Avenue of the Americas, New York, New York 10195, Telephone 212-339-5000. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE ASSET SALE AND THE MERGER.

                  Carter-Wallace, Inc. and its board of directors will be soliciting proxies from Carter-Wallace, Inc. stockholders in favor of the asset sale and merger. INFORMATION ABOUT THE EXECUTIVE OFFICERS AND DIRECTORS OF CARTER-WALLACE, INC. AND THEIR DIRECT AND INDIRECT INTERESTS IN CARTER-WALLACE, INC. MAY BE FOUND IN THE COMPANY'S PROXY STATEMENT, FILED WITH THE SEC ON JUNE 16, 2000.

CONTACT:	Gerard E. Manganti RF Binder Partners 800.984.1777